FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces
Proposed Offering of Senior Subordinated Notes

     MECHANICSBURG, PENNSYLVANIA - - January 25, 2005 - - Select Medical Corporation (“Select”) (NYSE: SEM) today announced its intention to issue under Rule 144A and Regulation S up to $660 million principal amount of senior subordinated notes due 2015. The net proceeds of the offering will be used to provide a portion of the funds necessary to finance Select’s previously announced merger with an affiliate of Welsh, Carson, Anderson & Stowe IX, L.P., refinance certain of Select’s existing indebtedness, and pay related fees and expenses. The simultaneous completion of the merger is one of the conditions to the offering. Select anticipates completing the offering in February 2005.

     This announcement is not an offer to sell nor a solicitation of an offer to buy the securities described herein. Select is offering the notes in reliance upon exemptions from registration under the Securities Act of 1933 for offers and sales of securities that do not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Investor inquiries:

Joel T. Veit, 717/972-1100
mailto:ir@selectmedicalcorp.com